UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

DDi Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30241 (Commission File Number)	06-1576013 (IRS Employer Identification No.)

1220 Simon Circle Anaheim, California (Address of principal executive offices)		92806 (Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Departure of Principal Officer

On February 28, 2005, Michael Moisan notified DDi Corp. (the “Company”) that he will be resigning from his position as Chief Operating Officer of the Company, effective as of March 11, 2005.

(c) Appointment of Principal Officer

On March 4, 2005, the Company appointed Bradley Tesch, age 44, as Chief Operations Officer “principal operating officer” of the Company, effective March 11, 2005.

Mr. Tesch has served as Vice President, Value Add for the Company’s Dynamic Details Incorporated, Silicon Valley subsidiary since joining the Company in October 2001. From June 1997 to August 2001, Mr. Tesch served as Vice President of Operations for Hi Tech Manufacturing which later became SMTC (“Hi Tech”), a provider of electronic manufacturing services. From August 1990 to June 1997, Mr. Tesch served as Hi Tech’s Director of Engineering/Manufacturing. Prior to that, Mr. Tesch was a manufacturing process engineer for AT&T Manufacturing and a member of the technical staff at Bell Laboratories.

Mr. Tesch is paid an annual salary of $200,000, and is a participant in the 2004 senior management bonus program under which Mr. Tesch may earn up to one-half of his base salary upon the achievement of certain performance objectives. Mr. Tesch is a participant in the Company’s Key Employee Severance Plan, under which he may be eligible for a severance payment of 12 months base salary in the event of termination of his employment without Cause or resignation for Good Reason (each as defined in the Key Employee Severance Plan). Mr. Tesch’s employment is “at will”. He does not have a written employment agreement with the Company or any of its subsidiaries.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DDi CORP.
Date: March 4, 2005	By:	/S/ TIMOTHY J. DONNELLY
Timothy J. Donnelly
Vice President and General Counsel